Exhibit 99.1

MaxCyte Appoints Cynthia Collins to its Board of Directors

Rockville, MD, Oct. 15, 2024 — MaxCyte, Inc., (Nasdaq: MXCT; LSE: MXCT), a leading, cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell-based therapeutics and innovative bioprocessing applications, today announced the appointment of Cynthia Collins to the Company’s Board of Directors as a non-executive director, effective October 14, 2024. Collins will serve on the board’s compensation committee. Following her appointment, MaxCyte’s total Board of Directors will increase to 10 members.

“I am pleased to welcome Cynthia to MaxCyte’s Board of Directors,” said Maher Masoud, President and CEO of MaxCyte. “Cynthia has extensive and impressive leadership experience in the fields of cell therapy and genetic medicine that will be invaluable to MaxCyte in the coming years. I look forward to working alongside her to enable a growing set of next-generation cell therapies as the premier cell engineering platform in our industry.”

Ms. Collins brings over 40 years of experience in the biotechnology industry and cell and gene medicines to MaxCyte, including her most recent role as Chief Executive Officer of Editas Medicine, where she was involved in dosing the first patient ever with an in-vivo gene modified therapy. Previously, Ms. Collins served as Chief Executive Officer of Human Longevity Inc., Chief Executive Officer/General Manager of General Electric Healthcare’s Cell Therapy and Lab Businesses, and Chief Executive Officer of GenVec, Inc., a vaccine and gene therapy company.

Currently, Ms. Collins serves as a member of the Board of Directors of several healthcare companies, including Alanis Therapeutics, Nutcracker Therapeutics, Poseida Therapeutics (Nasdaq: PSTX), Certara (Nasdaq: CERT), DermTech (OTC: DMTKQ), Draper Laboratory, and Panavance Therapeutics. She is also a board member of the Foundation for mRNA Medicines.

Cynthia Collins holds a Bachelor of Science degree in Microbiology from the University of Illinois, Urbana and an MBA from The University of Chicago Booth School of Business.

“I am honored to join MaxCyte’s Board of Directors, where I believe there is exceptional work being done to propel the cell and genetic medicine industry forward,” said Cynthia Collins. “I am excited to support the Company’s growth and innovation as they continue to help developers bring a new class of therapies to market.”

Regulatory Disclosures

In accordance with Rule 17, Schedule Two paragraph (g) of the AIM Rules for Companies, Cynthia Lynne Collins (66) holds, or has held, the following directorship or partnerships in the last five years:

Current	Past 5 years
Alanis Therapeutics, Inc.	Triumvira Immunologics, Inc.

Nutracker Therapeutics, Inc.	Biocare Medical LLC
Panavance Therapeutics, Inc.	Human Longevity, Inc.
The Charles Stark Draper Laboratory, Inc.	Editas Medicine, Inc.
Poseida Therapeutics, Inc.	ARM Foundation for Cell and Gene Medicine
Certara, Inc.
DermTech Inc.
The Foundation for MRNA Medicines, Inc.

Cynthia Collins, was previously appointed as an independent director to the Board of DermTech, Inc. on May 24, 2018. On June 18, 2024, the Company filed for Chapter 11 bankruptcy. On August 21, 2024 the US Bankruptcy Court for the District of Delaware approved the sale of a substantial amount of DermTech Inc.’s assets through a court-supervised auction.

Save as disclosed above, there is no further information to be disclosed pursuant to Rule 17 Schedule Two paragraph (g) of the AIM Rules for Companies in respect of the appointment of Cynthia Collins.

About MaxCyte

At MaxCyte, we pursue cell engineering excellence to maximize the potential of cells to improve patients’ lives. We have spent more than 20 years honing our expertise by building best-in-class platforms, perfecting the art of the transfection workflow, and venturing beyond today’s processes to innovate tomorrow’s solutions. Our ExPERT™ platform, which is based on our Flow Electroporation® technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™, GTx™ and VLx ™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. By providing our partners with the right technology platform, as well as scientific, technical and regulatory support, we aim to guide them on their journey to transform human health. Learn more at maxcyte.com and follow us on X and LinkedIn.

MaxCyte Contacts:

US IR Adviser

Gilmartin Group

David Deuchler, CFA

+1 415-937-5400

ir@maxcyte.com

US Media Relations

Spectrum Science

Jordan Vines

jvines@spectrumscience.com

+1 540-629-3137

Nominated Adviser and Joint Corporate Broker

Panmure Liberum

Emma Earl / Freddy Crossley

Corporate Broking

Rupert Dearden

+44 (0)20 7886 2500

UK IR Adviser

ICR Consilium

Mary-Jane Elliott

Chris Welsh

+44 (0)203 709 5700

maxcyte@consilium-comms.com